For Further Information:
Michael W. McCarthy	Jane Ryan
VP- Corporate Communications	Account Director
Photronics, Inc.	MCA
(203) 775-9000	(650) 968-8900
mmccarthy@brk.photronics.com	jryan@mcapr.com

FOR IMMEDIATE RELEASE

            July 18, 2002

Photronics Revises Expectations for Third Quarter of Fiscal 2002

BROOKFIELD, Connecticut    July 18, 2002 -- Photronics, Inc. (Nasdaq:PLAB), the world's largest sub-wavelength reticle solutions supplier, announced today that it is revising its revenue and earnings guidance for the third quarter of fiscal 2002.

Photronics expects that revenues for the third quarter of fiscal 2002 which ends on July 31st, will be approximately $96 million to $98 million, or approximately 5% to 7% lower than the record $103.1 million posted during the second quarter of fiscal 2002.  As a result, diluted earnings per share are expected to range between ($0.01) and $0.01.

"Our expectation for sequential growth did not materialize as a result of recent softening in demand for reticle technology around the world, the majority of which was accounted for in the North American market.  This, in concert with a weakened pricing environment, has lead us to revise our July quarter guidance", commented Daniel Del Rosario, Chief Executive Officer. "That being said, we have accelerated our programs of continuous cost reduction so as to better match our cost structures to reflect changes in the global marketplace.  We remain deeply committed to our customers and have further tightened our focus on service and performance.  In doing so, we believe we bring value and discipline to the markets we serve, while also differentiating our Company in a competitive business environment".

Mr. Del Rosario added, "Photronics has built a robust global enterprise which has strengthened our competitive position throughout all stages of the semiconductor industry's evolution.  Our ongoing interactions with global semiconductor industry leaders and emerging chipmakers in Asia, supports our belief that the underlying fundamentals of photomask demand remain intact across all technology nodes.  Longer-term visibility, a function of strategic technology initiatives and investments provide us with confidence that our strategy of patience and commitment is the right one in achieving our year-over-year growth objectives".

A conference call with investors and the media can be accessed by logging onto Photronics' web site at www.photronics.com/internet/investor/investor.htm, then clicking on the Conference Call button.  The call is scheduled for 8:30 a.m. Eastern Daylight Time on Friday, July 19th and can also be accessed by dialing (706) 634-5086.  It will be archived on the web site for instant replay access until the Company reports its third quarter results after the market closes on Wednesday, August 14, 2002.

#   #   #

Photronics is a leading worldwide manufacturer of photomasks.  Photomasks are high precision quartz plates that contain microscopic images of electronic circuits.  A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits.  They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America.  Additional information on the Company can be accessed at www.photronics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:  Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to, uncertainties in the market, pricing competition, procurement and manufacturing efficiencies, described in the Company's Annual Report on Form 10-K for the year ended October 31, 2001 under the caption "Forward Looking Information" and other risks detailed from time to time in the Company's other SEC reports.  The Company assumes no obligation to update the information in this release.

02-16